Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Completes $82 million

Convertible Senior Notes Offering

Company concurrently closes the retirement of $38.4 million of debt through equity exchange

November 4, 2005 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) announced today that it had completed the sale of $82 million principal amount of 6.75% convertible senior notes (“Notes”) due in 2010 to qualified institutional buyers in a previously announced private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Notes Offering”).

CTI also announced today that it had completed the transactions undertaken pursuant to a previously announced Conversion and Placement Agreement (“CAP Agreement”) with two qualified institutional buyers who are existing holders (the “CAP Holders”) of an aggregate amount of approximately $38.38 million of its outstanding 5.75% Convertible Senior Subordinated Notes due June 15, 2008 (“5.75% Notes”) and 4% Convertible Senior Subordinated Notes due July 1, 2010 (“4% Notes”). Pursuant to the terms of the CAP Agreement, the CAP Holders exercised their right to convert their 5.75% Notes and 4% Notes into approximately 3.3 million shares of CTI common stock. In consideration for the CAP Holders exercising their conversion rights, CTI issued to the CAP Holders approximately 9.9 million shares of its common stock. The CAP Holders are also investors in the above described Notes Offering.

The press release dated October 31, 2005 provided an incorrect conversion rate of 378.78 shares per $1,000 principal amount of Notes. The correct conversion rate is 380.37 shares per $1,000 principal amount of Notes. The press release also provided two tables detailing certain transaction data. The second table incorrectly stated a “Conversion price per share” of $2.63 and “Shares issuable upon conversion” of 31,178,707. This table should have stated a “Conversion price per share” of $2.629 and “Shares issuable upon conversion” of 31,190,567.

These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The Notes, the common stock issuable upon conversion of the Notes and the common stock CTI has agreed to issue to the CAP Holders in consideration for the exercising of their conversion rights under the 4% Notes and 5.75% Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

Page 2 of 2	CTI Convertible Notes

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. The risks and uncertainties include risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K,and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors	Media

Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4434 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Cell Therapeutics, Inc. Susan Callahan T: 206.272.4472 F: 206.272.4434 E: media@ctiseattle.com www.cticseattle.com/media.htm